UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2006

SOUTHRIDGE ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51306

(Commission File Number)

98-0435537

(IRS Employer Identification No.)

3625 N. Hall Street, Suite 900, Dallas Texas 75219-5106

(Address of principal executive offices and Zip Code)

(888) 862-2192 Ext: 4

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 4, 2006 we entered into an Option to Purchase Agreement with Boss Group of Companies Inc. wherein we have the right to acquire an ethanol plant in Saskatchewan, Canada. We have paid a deposit of $20,000 towards the acquisition cost. If we elect to proceed with the acquisition, we must pay a total purchase price of $632,500, towards which the deposit will be applied. The closing of the transaction is subject to our completing a due diligence review by December 11, 2006.

On October 4, 2006 we secured a Line of Credit Financing for up to $10 Million with Uniform Ventures Ltd. Any principal amounts advanced under the Line of Credit shall bear interest at 8% per annum, with interest payments to be made quarterly. Any outstanding principal amount shall be due and payable on September 29, 2011.

Item 2.01	Completion of Acquisition of Assets

On October 5, 2006, Southridge Environmental, Inc., our wholly owned subsidiary, has closed on the purchase of an industrial plant facility located in Quitman County, Mississippi, for the purchase price of $375,000.

The plant is situated on 37 acres strategically located in the northwest region of the state, which is in the lower portion of the Mid-West corn belt, enabling inexpensive and abundant access to the corn supply. Adjacent to the facility is a rail line, providing us with immediate and direct access to market. Access to this rail line allows for the import of raw materials and the export of our ethanol and co-products via our 144,000 sq.ft. concrete rail loading dock on site, built specifically for large scale operations like Southridge.

The facility has a 76,000 sq.ft. industrial structure that will be converted to house equipment for ethanol production. By utilizing the pre-existing structure and modifying it rather than undertaking new construction, we anticipate substantial savings in costs and years in time. The plant has 10,000 sq.ft. of office and administration space which is to be used for our research and development laboratory. Another benefit of the site is the water tower and auxiliary water tank ensuring abundant water supply, which is vital in the production of ethanol.

Item 9.01.	Financial Statements and Exhibits.
10.1	Option to Purchase Agreement between our company and Boss Group of Companies, Inc.
10.2	Line of Credit Financing Agreement with Uniform Ventures Ltd.
10.3	Warranty Deed and Settlement Statement with Quitman County, Mississippi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHRIDGE ENTERPRISES INC.

/s/ Alex Smid

Alex Smid, President

Date: October 10, 2006